                                                                  EXECUTION COPY




                            ASSET PURCHASE AGREEMENT

                          dated as of February 20, 2002

                                 by and between

                      BAKER RESIDENTIAL OF PENNSYLVANIA LLC

                                  as Purchaser

                                       and

                           FORTRESS PENNSYLVANIA, LLC

                                       and

                             F.P. CONSTRUCTION CORP.

                                   as Sellers

                                TABLE OF CONTENTS

            This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


                                                                               Page
                                                                                No.
                                                                                ---
ARTICLE I  SALE OF ASSETS AND CLOSING .......................................    1

   1.01  Assets .............................................................    1

   1.02  Liabilities ........................................................    4

   1.03  Purchase Price; Allocation .........................................    6

   1.04  Deposit Amount .....................................................    7

   1.05  Closing ............................................................    7

   1.06  Further Assurances; Post-Closing Cooperation .......................    8

   1.07  Third-Party Consents ...............................................    8

   1.08  Insurance Proceeds .................................................    9

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLERS .......................    9

   2.01  Corporate Existence of Sellers .....................................    9

   2.02  Authority ..........................................................    9

   2.03  No Conflicts .......................................................   10

   2.04  Governmental Approvals and Filings .................................   10

   2.05  Financial Statements and Condition .................................   11

   2.06  Taxes ..............................................................   12

   2.07  Legal Proceedings ..................................................   12

   2.08  Compliance With Laws and Orders ....................................   12

   2.09  ERISA ..............................................................   13

   2.10  Real Property ......................................................   13

   2.11  Tangible Personal Property .........................................   14


                                       i
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
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   2.12  Intellectual Property Rights .......................................   14

   2.13  Contracts ..........................................................   15

   2.14  Licenses ...........................................................   16

   2.15  Labor Relations ....................................................   16

   2.16  Environmental Reports ..............................................   16

   2.17  Affiliate Transactions .............................................   16

   2.18  Entire Business ....................................................   17

   2.19  Performance Bonds ..................................................   17

   2.20  Insurance ..........................................................   17

   2.21  Brokers ............................................................   17

   2.22  Homeowner Associations .............................................   18

   2.23  Representations Complete ...........................................   18

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER ....................   18

   3.01  Corporate Existence ................................................   18

   3.02  Authority ..........................................................   18

   3.03  No Conflicts .......................................................   18

   3.04  Governmental Approvals and Filings .................................   19

   3.05  Legal Proceedings ..................................................   19

   3.06  Brokers ............................................................   19

ARTICLE IV  COVENANTS .......................................................   19

   4.01  Regulatory and Other Approvals .....................................   19

   4.02  Investigation by Purchaser .........................................   20

   4.03  No Solicitations ...................................................   20

   4.04  Conduct of Business ................................................   20

   4.05  No Dividend ........................................................   21


                                       ii
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
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   4.06  Fulfillment of Conditions ..........................................   21

   4.07  Payment of Debt ....................................................   21

   4.08  Negative Covenant ..................................................   21

   4.09  Release of Performance Bonds/Guarantees ............................   21

   4.10  Local Opinions .....................................................   22

   4.11  Homeowner Associations .............................................   22

   4.12  Estoppel Affidavits ................................................   22

   4.13  Fortress Realty ....................................................   22

   4.14  Construction .......................................................   22

ARTICLE V  CONDITIONS TO OBLIGATIONS OF PURCHASER ...........................   23

   5.01  Representations and Warranties .....................................   23

   5.02  Performance ........................................................   23

   5.03  Officers' Certificates .............................................   23

   5.04  Orders and Laws ....................................................   23

   5.05  Regulatory Consents and Approvals ..................................   23

   5.06  Deliveries .........................................................   24

   5.07  Third Party Consents ...............................................   24

   5.08  Transition Agreement ...............................................   24

   5.09  Title Policy .......................................................   24

   5.10  Further Deliveries .................................................   24

   5.11  No Actions or Proceedings ..........................................   24

   5.12  No Conflict ........................................................   25

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF SELLERS ............................   25

   6.01  Representations and Warranties .....................................   25

   6.02  Performance ........................................................   25


                                      iii
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
   6.03  Officers' Certificates .............................................   25

   6.04  Orders and Laws ....................................................   25

   6.05  Regulatory Consents and Approvals ..................................   25

   6.06  Deliveries .........................................................   26

   6.07  Third Party Consents ...............................................   26

   6.08  Financing ..........................................................   26

ARTICLE VII  SURVIVAL; INDEMNITY ............................................   26

   7.01  Survival of Representations, Warranties, Covenants and Agreements ..   26

   7.02  Indemnification ....................................................   26

   7.03  Method of Asserting Claims .........................................   28

   7.04  Exclusivity ........................................................   29

ARTICLE VIII ................................................................   30

   8.01  Termination ........................................................   30

   8.02  Effect of Termination ..............................................   30

ARTICLE IX  OTHER MATTERS ...................................................   31

   9.01  Employee Matters ...................................................   31

   9.02  Warranty Matters ...................................................   32

   9.03  Title Commitment; Transfer Tax .....................................   33

   9.04  Release of Performance Bonds .......................................   34

ARTICLE X  DEFINITIONS ......................................................   34

  10.01  Definitions ........................................................   34

ARTICLE XI  MISCELLANEOUS ...................................................   41

  11.01  Notices ............................................................   41

  11.02  Bulk Sales Act .....................................................   42

  11.03  Entire Agreement ...................................................   42


                                       iv
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  11.04  Expenses ...........................................................   43

  11.05  Public Announcements; Confidentiality ..............................   43

  11.06  Waiver .............................................................   43

  11.07  Amendment ..........................................................   43

  11.08  No Third Party Beneficiary .........................................   43

  11.09  No Assignment; Binding Effect ......................................   43

  11.10  Headings ...........................................................   43

  11.11  Invalid Provisions .................................................   43

  11.12  Governing Law ......................................................   44

  11.13  Counterparts .......................................................   44


EXHIBITS

Exhibit A    Escrow Agreement
Exhibit B    General Assignment and Bill of Sale
Exhibit C    Assumption Agreement
Exhibit D    Transition Agreement
Exhibit E    Opinion of Forrest Walpole, Esq.
Exhibit F    Opinion of Milbank, Tweed, Hadley & McCloy LLP


                                       v
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            This ASSET PURCHASE AGREEMENT dated as of February 20, 2002 is made and entered into by and between BAKER RESIDENTIAL OF PENNSYLVANIA LLC, Delaware limited liability company ("Purchaser"), FORTRESS PENNSYLVANIA, LLC, a Delaware limited liability company ("Fortress PA") and F.P. CONSTRUCTION CORP., a Delaware corporation ("Construction" and, together with Fortress PA, "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in
Section 10.01.

            WHEREAS, Sellers are engaged in the residential single-family home construction and land development business in the Commonwealth of Pennsylvania and the State of New Jersey (the "Business"); and

            WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, all of the assets of Sellers relating to the operation of the Business (other than the Excluded Assets), and in connection therewith, Purchaser has agreed to assume all of the liabilities of Sellers relating to the Business (other than the Retained Liabilities), all on the terms set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE OF ASSETS AND CLOSING

            1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will acquire from Sellers (free and clear of all Encumbrances, other than Permitted Encumbrances and as otherwise expressly provided herein) and purchase and pay for, at the Closing, all of Sellers' right, title and interest in, to and under the following Assets and Properties of Sellers used in connection with the Business, except as otherwise provided in Section 1.01(b), as the same exist on the Closing Date (collectively, the "Assets"):

            (i) Real Property. The real property described in Schedule 1.01(a)(i) (other than any real property listed thereon that is sold prior the Closing pursuant to any home sales contract) and all real property purchased by Sellers after the date hereof and prior to the Closing Date
      (i) pursuant to any contract listed on Schedule 1.01(a)(vii) or, if not so listed (ii) with the consent of Purchaser, and all of the rights arising out of the ownership thereof or appurtenant thereto (the "Real Property"), together with all single-family homes (including existing display homes) and other buildings, structures, facilities and fixtures therein and other improvements thereto (the "Improvements");

            (ii) Real Property Leases. The leases and subleases of real property described in Schedule 1.01(a)(ii) as to which any Seller is the lessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights appurtenant to or related to such leases (the "Real Property Leases");

            (iii) Building Materials and Equipment. All inventories of raw construction materials, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, in each case, which are used by any Seller in the conduct of the Business, together with all rights of such Seller against suppliers of such inventories (the "Building Materials and Equipment");

            (iv) Accounts Receivable. All trade accounts receivable and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of Sellers with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable"), including those Account Receivables as of December 31, 2001 which are listed on Schedule 1.01(a)(iv);

            (v) Tangible Personal Property. All furniture, appliances and fixtures (including those in the existing display houses), equipment, machinery, architectural and engineering plans, specifications, drawings, surveys, tests, studies, and other tangible personal property (other than Building Materials and Equipment and Vehicles) used in the conduct of the Business at the locations at which the Business is conducted or otherwise used by any Seller in the conduct of the Business, including the items listed in Schedule 1.01(a)(v) (the "Tangible Personal Property");

            (vi) Personal Property Leases. Subject to Section 1.07, the leases of Tangible Personal Property described in Schedule 1.01(a)(vi), together with any options to purchase the underlying property (the "Personal Property Leases");

            (vii) Business Contracts. Subject to Section 1.07, all Contracts listed on Schedule 1.01(a)(vii)1-10 , (other than the Real Property Leases and Personal Property Leases listed above) to which any Seller is a party and which are utilized in the conduct of the Business (the "Business Contracts");

            (viii) Prepaid Expenses. All prepaid expenses, claims for refunds (other than income tax refunds) and rights of offset relating to the Business (the "Prepaid Expenses"), including those Prepaid Expenses as of December 31, 2001 which are listed on Schedule 1.01(a)(viii);

            (ix) Intangible Personal Property. All Intellectual Property (including the "Iacobucci" name and logo), owned by Sellers or, to the extent assignable under the terms thereof, in which Sellers have an interest, and which in each case are used in the conduct of the Business and all rights, privileges, claims, causes of action and options relating or pertaining thereto, including but not limited to the items listed in
      Schedule 1.01(a)(ix), but excluding the Retained Intellectual Property (the "Transferred Intellectual Property");

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            (x) Licenses. To the extent their transfer is permitted under applicable Laws and subject to Section 1.07, all Licenses utilized in the conduct of the Business which are listed in Schedule 1.01(a)(x) (the "Business Licenses");

            (xi) Vehicles. All motor vehicles owned or leased by any Seller and used in the conduct of the Business, including but not limited to the vehicles listed in Schedule 1.01(a)(xi) (the "Vehicles");

            (xii) Deposits. All deposits made by any third Person to or for the benefit of any Seller, or made by any Seller to or for the benefit of any third Person, under any Real Property Lease, Personal Property Lease, or Business Contract, including all earnest money and construction deposit amounts, together with all, if any, interest accrued thereon (the "Deposits");

            (xiii) Cash. Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents ("Cash");

            (xiv) Cash Escrows. The cash escrows listed on Schedule 1.01(a)(xiv) (the "Cash Escrows");

            (xv) Books and Records. All Books and Records used solely in the conduct of the Business or otherwise relating solely to the Assets, other than the Excluded Books and Records (the "Business Books and Records");

            (xvi) Other Balance Sheet Assets. All other assets of Sellers reflected on the December Balance Sheet, and all assets subsequently acquired, except for the Excluded Assets reflected thereon and those assets disposed of after December 31, 2001 in the ordinary course of business (the "Other Balance Sheet Assets"); and

            (xvii) Other Assets and Properties. All other Assets and Properties of Sellers used in the conduct of the Business except as otherwise provided in Section 1.01(b).

            (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Sellers (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

            (i) Tax Refunds. All refunds or credits, if any, of income taxes (whether state or Federal) due to Sellers or Fortress;

            (ii) Excluded Books and Records. The minute books, stock transfer books and corporate seal of Sellers and any other Books and Records relating to the Excluded Assets or the Retained Liabilities (the "Excluded Books and Records");

            (iii) Trade Name and Logo. All of Sellers' and their Affiliates right, title and interest in, to and under (A) the name "Fortress" and the Fortress logo, provided however, through the six-month anniversary of the Closing Date, Purchaser may continue to use existing supplies of forms, applications, brochures, signage and advertising of Iacobucci which contain the "Fortress" name and/or logo, so as to permit an orderly transition to Purchaser's operations, and (B) the Intellectual Property listed on Schedule 1.01(b)(iii) (the "Retained Intellectual Property");

            (iv) Construction Shares. All outstanding shares of Construction stock, without par value;

            (v) Charlestown Oaks Escrow. The cash escrow held with respect to the Charlestown Oaks Project as set forth on Schedule 1.01(b)(v);

            (vi) Assets that become Excluded Assets pursuant to Sections 9.03(a) and/or 9.03(b); and

            (vii) Sellers' rights under this Agreement or any other document executed in connection with this Agreement.

            1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, except for the Retained Liabilities, Purchaser shall assume and agree to pay, perform and discharge all liabilities of Sellers arising in connection with the operation of the Business or relating to the Assets, as the same exist on the Closing Date, including, but not limited to, the following obligations (collectively, the "Assumed Liabilities"); provided, that as to liabilities incurred between December 31, 2001 and the Closing Date, the Assumed Liabilities shall be limited to those liabilities arising in the normal and ordinary course of business, consistent with past practice, and those otherwise disclosed to Purchaser in any Schedule hereto:

            (i) Real Property Lease Obligations. All obligations of Sellers under the Real Property Leases;

            (ii) Accounts Payable. All obligations of Sellers with respect to accounts payable reflected or reserved against in the December Balance Sheet and those arising in the ordinary course of business since December 31, 2001 (the "Accounts Payable") including, but not limited to, those Accounts Payable listed on Schedule 1.02(a)(ii);

            (iii) Personal Property Lease Obligations. All obligations of Sellers under the Personal Property Leases;

            (iv) Obligations under Contracts and Licenses. All obligations of Sellers under the Business Contracts and Business Licenses;

            (v) Accrued Expenses. All obligations of Sellers with respect to accrued expenses reflected or reserved against in the December Balance Sheet or those incurred in the ordinary course of business since December 31, 2001 (the "Accrued Expenses") including, but not limited to, those Accrued Expenses listed on Schedule 1.02(a)(v);

            (vi) Customer Warranty and Product Liabilities. All customer warranty and product liability claims and other similar claims as more specifically set forth in Section 9.02; and

            (vii) Health Plan. All obligations under Sellers' health insurance plan (the "Health Plan").

            (b) Retained Liabilities. Sellers shall retain and pay and perform when due the following liabilities and obligations of Sellers arising or to be performed prior to the Closing Date (collectively, the "Retained Liabilities"):

            (i) Earnout Payments. All amounts owed in excess of the amount of $417,200 set forth on the December Balance Sheet relating to earnout payments owed to the prior owners of The Iacobucci Organization pursuant to "Earnout Payments - Annex 1" of the Purchase and Sale Agreement between Fortress and The Iacobucci Organization, dated October 24, 1997;

            (ii) Charlestown Oaks. All obligations of Sellers with respect to the Charlestown Oaks project (the "Charlestown Oaks Project"), other than customer home warranty obligations for which Purchaser shall be responsible in accordance with Section 9.02;

            (iii) Penn Oaks Litigation. All liabilities arising out of the pending or threatened claims listed as the first three items on Schedule 2.07, and any other liability arising out of any Action or Proceeding pending or threatened against Sellers by any resident of any home or other dwelling located in "Penn Oaks Estates" solely with respect to damage or loss or liability of any kind caused by the incursion of golf balls from the enjoining Penn Oaks Golf Club onto the property of such resident;

            (iv) Benefit Plans. All liabilities owed or owing to Sellers' employees or former employees or both under any Plans of Sellers or their Affiliates (other than the Health Plan), except as otherwise provided in
      Section 9.01;

            (v) Other Employee Matters. All liabilities under any employment, severance, retention or termination agreement with any Employee of Sellers, or liabilities arising out of any employee grievances, except as otherwise provided in Section 9.01.

            (vi) Contracts. Any liability under any Contract not assumed by Purchaser, including any Liability arising out of or relating to any Seller's credit facilities or any security interest related thereto;

            (vii) Related Parties. Any liability of any Seller to any shareholder or related Person of Sellers, other than as set forth on
      Schedule 1.01(a)(vii)9;

            (viii) Officers. Any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Sellers;

            (ix) Agreement. Any liability of Sellers under this Agreement or any other document executed in connection with this Agreement;

            (x) Insurance. Any liability of Sellers to the extent that Sellers have collected insurance funds with respect thereto or have otherwise received the benefit of any insurance coverage;

            (xi) Taxes. Any liability for Taxes arising as a result of Sellers' operation of the Business or ownership of the Assets prior to Closing; and

            (xii) Omissions. Any liability of Sellers based upon Sellers' acts or omissions occurring after the Closing Date.

      Sellers shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Sellers shall have the ability to contest, in good faith, any claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

            1.03 Purchase Price; Allocation.

            (a) Purchase Price. The aggregate purchase price for the Assets is $11,641,000, payable in immediately available United States funds in the manner and at the times provided in Sections 1.04 and 1.05 (the "Purchase Price"). The Purchase Price shall be reduced by the loss opportunity deduction, as set forth on Schedule 9.03(a), of any Asset that becomes an Excluded Asset pursuant to Sections 9.03(a) and/or 9.03(b).

            (b) Purchaser and Sellers shall allocate the consideration being paid for the Assets in accordance with Schedule 1.03(b) hereto. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 1.03(b) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare and deliver IRS Form 8594 to Sellers within forty-five (45) days after the Closing Date to be filed with the IRS. No party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

            (c) The Parties acknowledge and agree that, except as expressly provided in this Agreement, and other than as described on Schedule 2.05(d), the intent of this Agreement is that all income and other accretion of net equity, if any, including all increases in cash and cash equivalents, if any, from the Business, Assets and Properties and the operations of the Business after December 31, 2001 shall inure to the benefit of Purchaser without any reduction by any dividends or other payments or distributions to Sellers and/or its Affiliates.

            1.04 Deposit Amount. Simultaneously with the execution of this Agreement, Purchaser will pay Forrest Walpole, Esq., as escrow agent (the "Escrow Agent"), $125,000 in cash, by wire transfer of immediately available funds, pursuant to the terms of an escrow agreement to being entered into on the date hereof by Sellers, Purchaser and the Escrow Agent, in the form of Exhibit A hereto (the "Escrow Agreement"). On February 27, 2002, Purchaser will (subject to Purchaser's right to terminate this Agreement pursuant to Section 8.01(b)) pay an additional $125,000 in cash by wire transfer of immediately available funds to the Escrow Agent. Each such payment shall be deemed a deposit against a portion of the Purchase Price (each, a "Deposit Amount" and collectively, the "Deposit Amounts"). At the Closing, the Escrow Agent shall deliver the Deposit Amounts to Sellers, and Sellers shall apply the Deposit Amount towards payment of the Purchase Price.

            1.05 Closing. The Closing will take place at the offices of Blank, Rome, Comisky, McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price, less the sum of the Deposit Amounts and less any amount escrowed pursuant to Section 11.02(a), by wire transfer of immediately available funds to the account of Sellers listed in Section 11.01. Simultaneously, (a) Sellers will assign and transfer to Purchaser all of their right, title and interest in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the "General Assignment"), duly executed by Sellers, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser, (iii) special warranty deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying fee simple title to the Real Property, (iv) an assignment or assignments of the Real Property Leases, and (v) such other good and sufficient instruments of conveyance, assignment and transfer duly executed by Sellers, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser title to the Assets (the General Assignment and the other instruments referred to in clauses (ii), (iii), (iv) and (v) being collectively referred to herein as the "Assignment Instruments"), (b) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the "Assumption Agreement"), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the "Assumption Instruments"), and (c) Sellers, Purchaser and Fortress shall enter into a transition services agreement, substantially in the form of Exhibit D hereto, governing the provision by Sellers to Purchaser of management information and other services for the periods contemplated therein (the "Transition Agreement"). At the Closing, there shall also be delivered to Sellers and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles V and VI.

            1.06 Further Assurances; Post-Closing Cooperation. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver to Purchaser such other documents and instruments of sale, transfer, conveyance, assignment and confirmation, as may reasonably be requested by Purchaser in order to effectuate this transaction and to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets.

            (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) any actual or threatened Action or Proceeding, or (v) the ownership and use of the Assets. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) Business Day period after such offer is made.

            (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 11.05.

            (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section shall be subject to applicable rules relating to discovery.

            1.07 Third-Party Consents. To the extent that any Real Property Lease, Personal Property Lease, Business License or Business Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Sellers and Purchaser shall use their commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Real Property Lease, Personal Property Lease, Business License or Business Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Real Property Lease, Personal Property Lease, Business License or Business Contract, including enforcement for the account of Purchaser, the reasonable costs for which shall be jointly shared by Purchaser and Sellers, of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligations pursuant to Section 1.02 or otherwise with respect to any such Real Property Lease, Personal Property Lease, Business Contract or Business License.

            1.08 Insurance Proceeds. If any of the Assets are destroyed or damaged, the insurance proceeds with respect thereto shall be an Asset. At the Closing, Sellers shall pay or credit to Purchaser any such insurance proceeds received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies and others with respect to such damage or destruction. As and to the extent that there is available insurance under policies maintained by Sellers and its Affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Sellers shall cause such insurance to be applied toward the payment of such Assumed Liability. In addition, Fortress shall use reasonable efforts to cause Purchaser to be named as additional insured under all such policies insofar as they relate to the Assets or the operations of Sellers prior to the Closing Date, which policies shall include completed operations coverage and waivers of transfer of rights of recovery in favor of Purchaser. With respect to any events occurring on or before the Closing Date that are insured under any insurance policy, or any other insurance policy covering Sellers, Purchaser shall be entitled to, and Sellers and Fortress shall cooperate in obtaining for Purchaser, the benefits thereof; provided that such proceeds shall be credited against any indemnification obligation which may have arisen pursuant to Section 7.02.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

            2.01 Corporate Existence of Sellers. Each Seller is a corporation or limited liability company validly existing and in good standing as described in
Schedule 2.01, and has full power and authority to conduct the Business as and to the extent now conducted by it and to own, use and lease the Assets.

            2.02 Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors and stockholders or members of such Seller, no other corporate action on the part of such Seller being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms.

            2.03 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by such Seller of the Operative Agreements to which it is a party, the performance by such Seller of its obligations under this Agreement and the Operative Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the operating agreement, certificate of incorporation or by-laws (or other comparable corporate charter documents), or any resolution adopted by the Board of Directors, stockholders or members of such Seller;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.04, conflict with or result in a violation or breach of any term or provision of, or give any Governmental Authority the right to exercise any remedy or obtain any relief under, any material Law or Order applicable to such Seller or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates; or

            (c) except as disclosed in Schedule 2.03 or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Condition of the Business or to adversely affect the ability of such Seller to consummate the transactions contemplated hereby or by any Operative Agreement or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon such Seller or any of its Assets or Properties under, any Contract or License to which such Seller is a party or by which any of its Assets and Properties is bound.

            2.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 2.04, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of any Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or thereunder or to have a material adverse effect on the Condition of the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

            2.05 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Sellers have delivered to Purchaser a copy of the audited balance sheet of the Business as of December 31, 2001 (the "December Balance Sheet"), a copy of which is attached hereto as Schedule 2.05(a).

Except as disclosed in Schedule 2.05(a), the December Balance Sheet was prepared in accordance with GAAP and fairly presents in all material respects the financial condition of the Business as of December 31, 2001.

            (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Schedule 2.05(b), since December 31, 2001, the Business has been operated in all material respects in the ordinary course and there has not been any material adverse change in the Condition of the Business, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would be likely to result in such a material adverse change.

            (c) To the Knowledge of Sellers, as of the date hereof, there are no outstanding Liabilities of Sellers relating to the Business, except as set forth on the December Balance Sheet and except for Liabilities incurred in the ordinary course of business since December 31, 2001 and the Assumed Liabilities.
Schedule 2.05(c) sets forth as of December 31, 2001 the principal amount of Indebtedness outstanding, including accrued interest payable and the names and addresses of each borrower, lender and guarantor thereof and a good faith estimate of such information as of the Closing Date.

            (d) Except as set forth on Schedule 2.05(d), since December 31, 2001, no Seller has (i) declared or paid any dividend on or made any other distribution (whether in cash, equity or property) in respect of any of its equity interests, (ii) split, combined or reclassified any of its equity interests, (iii) issued or authorized the issuance of any other securities in respect of or repurchased or otherwise acquired, any of its equity interests,
(iv) granted any options or membership interests or other rights to acquire securities of the Sellers in lieu of or in substitution for any of its equity interests, or (v) made any payment to any Affiliate of any Seller (other than a Seller) other than payments of compensation and reimbursements of expenses in the ordinary course of business consistent with past practice.

            (e) Attached hereto as Schedule 2.05(e) is an estimated balance sheet and income statement of the Business, prepared by Sellers in good faith, as of and for the two month period ending February 28, 2002. Purchaser acknowledges that (i) Sellers are providing this Schedule for informational purposes only, (ii) Sellers make no representation or warranty with respect to such balance sheet and income statement or any of the line items contained therein, and (iii) Purchaser shall have no claims against Sellers with respect thereto including, without limitation, any indemnity claim or adjustment to the Purchase Price.

            2.06 Taxes. Each Seller has filed all tax returns required to be filed by it with respect to the Business, and all such tax returns are complete and accurate in all material respects. Each Seller has paid (or its Affiliate has paid on its behalf) all taxes that are due on such tax returns. Except as set forth in Schedule 2.06, no deficiencies for any taxes have been proposed, asserted or assessed against any Seller. No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of Sellers. As used in this Agreement, "taxes" shall include all federal, state and local income, sales, use, and other taxes.

            2.07 Legal Proceedings. Except as disclosed in Schedule 2.07:

            (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting any Seller with respect to the Business or any of its Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the Condition of the Business;

            (b) to the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action or Proceeding. Sellers have delivered to Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 2.07. There are no Actions or Proceedings listed or required to be listed in Schedule 2.07 that would reasonably be likely to have a material adverse effect on the Condition of the Business; and

            (c) there are no Orders outstanding against any Seller which, individually or in the aggregate with other such Others, materially adversely affect the Condition of the Business; and

            2.08 Compliance With Laws and Orders. (a) Except as disclosed in
Schedule 2.08, to the Knowledge of Sellers:

            (i) neither Seller is in violation of or default, in any material respect, under any Law or Order applicable to the Business or the Assets;

            (ii) Sellers have not taken any action which would reasonably be likely to (A) constitute or result in a violation by any Seller of or a failure on the part of any Seller to comply with, in each case in any material respect, any Law or Order applicable to the Business or any material term or requirement of any License listed or required to be listed in Schedule 2.08, (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any License listed or required to be listed in Schedule 2.08, or (C) give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;

            (iii) neither Seller has received any notice in writing or other written communication from any Governmental or Regulatory Authority or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any material Law or Order or any term or requirement of any License listed or required to be listed in Schedule 2.08, (B) any actual or proposed revocation, withdrawal, suspension, cancellation or termination of, any License listed or required to be listed in
                  Schedule 2.08 or (C) any actual or alleged obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any material remedial action that has not been fully complied with or corrected;

            (iv) all applications required to have been filed for the renewal of the Licenses listed in Section 2.08 have been duly filed on a timely basis with the appropriate Governmental or Regulatory Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Governmental or Regulatory Authority.

            (b) The Licenses listed in Schedule 2.08 collectively constitute all of the Licenses necessary to permit Sellers to lawfully conduct and operate the Business in all material respects in the manner in which Sellers currently conduct and operate such Business and to permit Sellers to own and use their Assets and Properties in the manner in which they currently own and use such Assets and Properties.

            2.09 ERISA. No Liens have arisen on any Assets pursuant to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA. The Health Plan has been administered in material compliance with applicable provisions of ERISA and the Code.

            2.10 Real Property. (a) Attached to Schedule 2.10(a) is a computer printout listing each parcel of Real Property owned by each Seller and used in connection with the Business as of the date hereof.

            (b) Except as disclosed in Schedule 2.10(b), Sellers are in possession of all Real Property and have not entered into any agreements relating to such Real Property which would affect title (other than agreements relating to the sale of homes entered in the ordinary course of business).

            (c) Each Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases to which it is a party described in Schedule 1.01(a)(ii) for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Seller and, to the Knowledge of Sellers, of each other Person that is a party thereto, and except as set forth in Schedule 2.10(c), there is no default by such Seller (and no condition or event exists which, after notice or lapse of time or both, would constitute a default by such Seller) thereunder.

            (d) Set forth on Schedule 2.10(d) is the status of lot takedowns for the projects listed on Schedule 2.10(d) and the dating and performance standards for such lot takedowns.

            (e) To the Knowledge of Sellers, except as disclosed on Schedule 2.10(e) and except as set forth on the Preliminary Title Reports, as of the date hereof:

                  (i) the use of the Real Property for the various purposes for which it is presently being used is in material compliance with all applicable zoning and other Laws;

                  (ii) all Improvements are in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled;

                  (iii) no part of any Improvement encroaches on any real property not included in the Real Property and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Real Property; and

                  (iv) all Real Property which has been designated as a "finished lot" as of the date hereof abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property, and is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon.

            (f) Except as set forth in Schedule 2.10(f), Sellers have not received written notification of the institution by a Governmental or Regulatory Authority of any moratorium applicable to any of the Real Property on the issuance of building permits for the construction of houses or the purchase of sewer or water taps which is, or would reasonably be likely to be, materially adverse to the Condition of the Business.

            2.11 Tangible Personal Property. Except as set forth in Schedule 2.11, Sellers are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used in and material to the Condition of the Business. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Schedule 2.11, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

            2.12 Intellectual Property Rights. Schedule 1.01(a)(ix) discloses all Intellectual Property used in and material to the Condition of the Business, each of which, except as set forth in Schedule 2.12, a Seller either has all right, title and interest in or a valid and binding rights under Contract to use. Except as disclosed in Schedule 2.12, (i) to the Knowledge of Sellers, Sellers are not, nor has any Seller received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Business Contract to use such Intellectual Property and (ii) to the Knowledge of Sellers, such Intellectual Property is not being infringed by any other Person. Sellers have not received notice that Sellers are infringing any Intellectual Property of any other Person in connection with the conduct of the Business, to the Knowledge of Sellers no claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of Sellers, Sellers are not infringing any Intellectual Property of any other Person the effect of which could reasonably be expected to be materially adverse to the Condition of the Business.

            2.13 Contracts. (a) Schedule 1.01(a)(vii) contains a true and complete list of each of the following Contracts relating to the Business to which any Seller is a party as of the date hereof:

            (i) all Contracts pursuant to which any Seller is obligated to or has an option to purchase any developed or undeveloped real property;

            (ii) all Contracts relating to the sale of homes, whether or not under development as of the Closing Date;

            (iii) all Contracts with distributors, dealers, suppliers or manufacturer's representatives with whom any Seller deals in connection with the Business which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Seller of more than $100,000 annually;

            (iv) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

            (v) all Contracts (excluding benefit plans) providing for a commitment of employment or consultation services for any Employee, and all Contracts with any labor union representing any of the Employees;

            (vi) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of any Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or materially limiting the ability of any Person to compete with any Seller in connection with the Business;

            (vii) all Contracts relating to Indebtedness of any Seller in excess of $100,000;

            (viii) all Contracts relating to the future disposition or acquisition of any Assets material to the Condition of the Business;

            (ix) all Contracts between any Seller and Fortress; and

            (x) all other Contracts of Sellers not otherwise described in clauses (i) through (ix) above that involve the payment or potential payment, pursuant to the terms of any such Contract, by any Seller of more than $100,000 annually.

            (b) Each Contract listed in Schedule 1.01(a)(vii) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each Seller and, to the Knowledge of Sellers, of each other party thereto; and except as disclosed in Schedule 2.13(b), neither any Seller nor, to the Knowledge of Sellers, any other party to such Contract is in material violation or breach of or default under any such Contract.

            2.14 Licenses. Schedule 1.01(a)(x) contains a true and complete list of all Licenses used in and material to the Condition of the Business. To the Knowledge of Sellers, each such License is valid and in full force and effect and neither Seller is in material default under any such License. Neither Seller has received any notice in writing or other written communication from any Governmental or Regulatory Authority regarding any actual or alleged violation of, failure to comply with or proposed revocation, withdrawal, suspension, cancellation or termination of, any material License.

            2.15 Labor Relations. No Employee is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of employees of Sellers engaged in the Business. Since January 1, 2001, there has been no work stoppage, strike or other concerted action by the Employees with respect to the Business.

            2.16 Environmental Reports. (a) Prior to the date hereof, Sellers have delivered to Purchaser true and complete copies of all written environmental studies, audits, tests, analyses or other reports (the "Environmental Reports") possessed or initiated by any Seller in relation to any site or facility now or previously owned, operated or leased by any Seller on any of the Real Property or concerning compliance by any Seller with Environmental Laws. Each Environmental Report is listed on Schedule 2.16 hereto. Sellers shall assist Purchaser in its request to have the Environmental Reports certified to Purchaser, provided that Purchaser shall be solely responsible for any costs which may be incurred in connection with the certification process.

            (b) Except as set forth on Schedule 2.16 or in the Environmental Reports, there are no pending or, to the Knowledge of Sellers, threatened Actions or Proceedings which involve environmental claims against any Seller relating to the Business.

            (c) To the Knowledge of Sellers, except as set forth in the Environmental Reports, Sellers are not in violation of any Environmental Law with respect to the Business or the Real Property.

            2.17 Affiliate Transactions. Except as disclosed in Schedule 2.17,
(i) no officer, director or Affiliate of Sellers provides or causes to be provided any assets, services or facilities used in connection with the Business which are material to the Condition of the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate which are material to the Condition of the Business.

            2.18 Entire Business. The sale of the Assets by Sellers to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire Business (except for the Excluded Assets and subject to Section 1.07) including, without limitation, all tangible Assets and Properties of Seller reflected in the December Balance Sheet and Assets and Properties acquired since December 31, 2001 in the conduct of the Business, other than the Excluded Assets and Assets and Properties disposed of since such date.

            2.19 Performance Bonds. Set forth on Schedule 2.19 is (a) a complete description of all Performance Bonds (the "Performance Bond") entered into between any Seller and any Governmental or Regulatory Authority as of the date hereof with respect to: (i) the completion of subdivision improvements, roadways, storm and sanitary sewers and siltration control; (ii) grading; and
(iii) compliance with soil erosion ordinances and (b) a complete list of all Deposits, bonds, letters of credit and bank guarantee letters made or posted by any Seller or Fortress under each Performance Bond and the outstanding balance of each Deposit, bond, letter of credit and bank guarantee letter as of the date hereof.

            2.20 Insurance. Sellers have provided to Purchaser copies of each insurance policy listed on Schedule 2.20, which contains a true and complete list of all material insurance policies currently in effect that insure the Business and/or the Assets. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Seller has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. Fortress shall cause Purchaser to be named as additional insured under all such policies listed on Schedule 2.20 to the extent that they relate to the operations of the Sellers prior to the Closing Date or otherwise relate to the Assets or the Assumed Liabilities, unless prohibited to do so by the carrier under such policy. With respect to any policy (from October 24, 1997 forward) as to which Purchaser is not named as an additional insured, Sellers agree that, for so long as they continue to maintain their corporate existence, they will use commercially reasonably efforts to maintain such policies and, to the extent the liability or loss being covered thereunder is an Assumed Liability, enforce such policies and otherwise use commercially reasonable efforts to recover or obtain coverage thereunder for the benefit of Purchaser. Sellers further agree that they will promptly forward to Purchaser any proceeds actually received by them under any such policy to the extent relating to an Assumed Liability or Retained Liability. In the event that an Action or Proceeding is commenced against Purchaser which involves a claim relating to an Assumed Liability that Purchaser reasonably believes is covered by any policy set forth on Schedule 2.20, Purchaser shall have the right to implead Sellers into such action; provided, that Sellers reserve all rights (i) to challenge, on any ground, any defenses which any party may have to the plaintiff's claim and (ii) to any defenses, other than any defenses based on Sellers' improper joinder as a third-party defendant, that Sellers may have with respect to such claim.

            2.21 Brokers. Except for UBS Warburg LLC, whose fees, commissions and expenses are the sole responsibility of Fortress, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Fortress and Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

            2.22 Homeowner Associations. There are no assessments or dues owed to any Home Owners Association related to any of the Real Property, and all such dues and assessments will be current as of the Closing Date.

            2.23 Representations Complete. No representation or warranty made by Sellers in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which it was made, not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Sellers as follows:

            3.01 Corporate Existence. Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

            3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

            3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

            (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any such Operative Agreements); or

            (c) except, as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any material consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

            3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

            3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

            3.06 Brokers. Except for Banc of America Securities LLC, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

            3.07 Financing. Purchaser has sufficient cash and/or available credit facilities to pay the Purchase Price, to pay all amounts due and owing to each of the banks and other Persons listed on Schedule 2.05(c), and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

                                   ARTICLE IV

                                    COVENANTS

            4.01 Regulatory and Other Approvals. From and after the date hereof and until the Closing Date, Sellers and Purchaser will (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to each other in connection with the performance of their obligations under this
Section 4.01.

            4.02 Investigation by Purchaser. From and after the date hereof and until the Closing Date, Sellers will, (i) provide Purchaser and its counsel, accountants and financial advisors (together, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the management of each Seller, and to the Assets and Properties and Books and Records of each Seller, but only to the extent that such access does not unreasonably interfere with the business and operations of any Seller, and (ii) furnish Purchaser and its Representatives with all such information and data (including without limitation copies of Contracts, and other Books and Records) concerning the business and operations of each Seller as Purchaser or any of such other Representatives reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to any Seller or by which any of their respective Assets and Properties is bound. All requests made by Purchaser or its Representatives for access pursuant to the preceding sentence shall be directed only to George Yeonas or Jeffrey Shirley.

            4.03 No Solicitations. Subject to the duties imposed by applicable Law, each Seller agrees that it will not take, nor will it permit any Affiliate of a Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of such Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets and Properties and Books and Records of such Seller) any offer or inquiry from any Person concerning the acquisition of the Business other than Purchaser or its Affiliates; provided, that Fortress shall not be prohibited from taking any action with respect to a third party who has proposed a business combination with Fortress and has expressly recognized the rights of Purchaser hereunder in a written instrument reasonably satisfactory to Purchaser.

            4.04 Conduct of Business. From and after the date hereof and until the Closing Date, each Seller will conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, each Seller will use commercially reasonable efforts, to the extent the officers of such Seller believe such action to be in the best interest of the Business, to (a) preserve intact the present business organization and reputation of the Business in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of key Employees and make no material changes in management personnel without prior consultation with Purchaser, (c) maintain the Assets in good working order and condition, ordinary wear and tear excepted, (d) maintain the good will of key customers, suppliers, lenders and other Persons with whom each Seller otherwise has significant business relationships in connection with the Business, (e) keep in full force and effect, without amendment, all material rights relating to Sellers' Business, (f) comply with all Laws and Orders and contractual obligations applicable to the operations of Sellers' Business, (g) continue in full force and effect the insurance coverage under the policies of Sellers currently in place with respect to the Assets or substantially equivalent policies, (h) cooperate with Purchaser and assist Purchaser in (A) identifying the Licenses required by Purchaser to operate the Business from and after the Closing Date and (B) either transferring existing Licenses of Sellers to Purchaser, where permissible, or obtaining new Licenses for Purchaser, and (i) maintain all Books and Records of Sellers relating to Sellers' Business.

            4.05 No Dividend. Except as set forth on Schedule 2.05(d), Sellers will not declare, set aside or make payment of any dividend or other distribution in respect of its equity interests, or take any of the other actions listed in clauses (i) through (v) of Section 2.05(d).

            4.06 Fulfillment of Conditions. Sellers and Purchaser will (i) execute and deliver at the Closing the Operative Agreements and each certificate, document and instrument that Sellers and Purchaser are required hereby to execute and deliver as a condition to the Closing, (ii) take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other's conditions to the obligations of the other contained in this Agreement, and (iii) not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

            4.07 Payment of Debt. Purchaser shall pay off all amounts due and owing to each of the banks and other Persons in the amounts listed on Schedule 2.05(c) (as updated by Sellers prior to the Closing Date to reflect the actual aggregate amount of principal and interest outstanding as of the Closing Date).

            4.08 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Sellers shall refrain from: (a) disposing of any Building Materials and Equipment, other than Building Materials and Equipment used or sold in the ordinary course of business consistent with past practice, (b) modifying any material Business Contract or material License, or (c) compromising or settling any Action or Proceeding relating to the Assets, the Business or the Assumed Liabilities.

            4.09 Release of Performance Bonds/Guarantees. (a) From and after the Closing and for so long as there shall remain outstanding any Performance Bonds or guarantees with respect to the Business, Purchaser shall use its commercially reasonable efforts and otherwise cooperate with Sellers in good faith in seeking to have Sellers released from, and will indemnify and hold Sellers harmless against payments Sellers are required to make in respect of the guarantees and Performance Bonds of Sellers set forth in Schedules 2.19 and 4.09.

            (b) Upon Closing, Sellers will provide written notice to each bank and municipality listed on Schedule 1.01(a)(xiv) stating that the Cash Escrows have been assigned to and are the property of Purchaser, and that such Cash Escrows shall be delivered to Purchaser upon the release of such escrow.

            (c) From and after the Closing, Purchaser shall take all commercially reasonable steps and proceed diligently in cooperating with Sellers and Fortress to insure that the cash escrow with respect to the Charlestown Oaks Project is released to Fortress.

            4.10 Local Opinions. Sellers will use commercially reasonable effort to obtain the opinions of Sellers' counsel in the Commonwealth of Pennsylvania and the State of New Jersey with respect to certain zoning matters and licenses for each of the projects listed on Schedule 5.07 and the transferability of such licenses.

            4.11 Homeowner Associations. Sellers will resign from, and retain no membership on, any board of a Homeowner Association and will, to the extent possible, assign any such memberships to Purchaser.

            4.12 Estoppel Affidavits. Sellers will use commercially reasonable effort to obtain an estoppel affidavit from each party to a contract listed in
Part I of Schedule 1.01(a)(vii)(1), certifying that such contract is in full force and effect, without any defaults and constitutes a legal, valid and binding agreement enforceable in accordance with its terms against such Seller.

            4.13 Fortress Realty. (a) Fortress PA agrees that it will not take any action which would cause, or otherwise permit Fortress Pennsylvania Realty, Inc. ("Realty") to, dissolve or otherwise cease its corporate existence until the later of the date on which (i) Purchaser or any of its Affiliates obtains a license of Real Estate Broker in the Commonwealth of Pennsylvania (the "Broker's License") and (ii) Realty distributes the last of the deposit amounts held by it in escrow pursuant to any home sale contract to which either Seller is a party (the "Realty Escrow"). Purchaser agrees that it will use good faith efforts to obtain the Broker's License as promptly as practicable following the Closing Date, and that it will keep Sellers informed of the actions taken by it with respect thereto. In addition, if any funds remain in the Realty Escrow on September 30, 2002, Purchaser will use good faith efforts following such date to obtain the consent of the home buyers under the relevant home-sale contracts to the assignment of such escrowed funds to Purchaser or any of its Affiliates.

            (b) Fortress PA agrees that, in connection with the settlement of any home-sale contract, it will transfer to Purchaser from the Realty Escrow all amounts previously deposited by the home buyer with respect thereto, such transfer to be made in substantially the same manner and following substantially the same procedures as are currently in effect.

            (c) Fortress PA represents that (i) it is the sole owner of the outstanding capital stock of Realty and (ii) all amounts held in the Realty Escrow are held for the benefit of Fortress PA.

            4.14 Construction. Construction agrees that, promptly following the date hereof, it will file with the Commonwealth of Pennsylvania and the State of New Jersey such certificates and other documentation, and take such other commercially reasonable actions as may be necessary to become qualified to do business as a foreign corporation in such jurisdictions. Sellers agree to indemnify Purchaser and hold it harmless from and against, any penalties, fines or assessments that may be imposed by any Governmental or Regulatory Authority of such jurisdictions resulting from Construction's failure to be so qualified prior to the date hereof.

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            5.01 Representations and Warranties. The representations and warranties made by Sellers in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and the Operative Agreements and to the Condition of the Business, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

            5.02 Performance. Sellers shall have duly performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

            5.03 Officers' Certificates. Each Seller shall have delivered to Purchaser a certificate confirming the satisfaction of the conditions set forth in Sections 5.01 and 5.02. Additionally, each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed and certified by the Secretary or any Assistant Secretary of such Seller, which shall include,
(i) copies of the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of such Seller, as applicable, (ii) copies of resolutions of the board of managers or board of directors, and the sole stockholder of each Seller approving the execution, delivery, and performance of this Agreement, and (iii) incumbency certificates setting forth the names, offices, and signatures of all of the officers or members signing on behalf of each Seller.

            5.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or which would reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated hereby of any such Law.

            5.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            5.06 Deliveries. Each Seller shall have executed and delivered to Purchaser the General Assignment and the other Assignment Instruments.

            5.07 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 5.07 shall have been obtained and shall be in full force and effect.

            5.08 Transition Agreement. Fortress shall have executed and delivered to Purchaser the Transition Agreement.

            5.09 Title Policy. Sellers shall have caused to be issued the Title Policy to Purchaser as contemplated by Section 9.03(b) with respect to the Real Property (other than any Real Property that is deemed an Excluded Asset pursuant to the last sentence of Section 9.03(a)).

            5.10 Further Deliveries. Sellers shall have caused the following documents to be delivered to Purchaser:

      (a) an opinion of Forrest Walpole, Esq., counsel to Fortress PA and Fortress, dated the Closing Date, substantially in the form of Exhibit E;

      (b) an opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel to Fortress, dated the Closing Date, substantially in the form of Exhibit F;

      (c) an opinion of counsel to Construction, dated the Closing Date, with respect to the valid existence of Construction, and the power and authority of Construction to enter into this Agreement and to consummate the transactions contemplated hereby;

      (d) a statement from the holder of each note and mortgage listed on
Schedule 2.05(c) if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that Sellers, as obligors under such note or mortgage, are not in default under any of the provisions thereof; and

      (e) Sellers shall have executed and delivered FIRPTA affidavits stating their respective U.S. taxpayer identification numbers and that none of them is a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.

            5.11 No Actions or Proceedings. There shall not be pending or threatened on the Closing Date any material Action or Proceeding against Purchaser (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that would reasonably be likely to prevent, delay, make illegal, impose limitations or conditions on or otherwise materially interfere with any of the transactions contemplated hereby.

            5.12 No Conflict. Neither the consummation nor the performance of any of the transactions contemplated hereby will (with or without notice or lapse of time), contravene or conflict with or result in a material violation of or cause Purchaser to suffer any material adverse consequence under (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any Governmental or Regulatory Authority, excluding bulk sales laws, other than as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

                                   ARTICLE VI

                      CONDITIONS TO OBLIGATIONS OF SELLERS

            The obligations of Sellers hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

            6.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

            6.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            6.03 Officers' Certificates. Purchaser shall have delivered to Sellers a certificate confirming the satisfaction of the conditions set forth in Sections 6.01 and 6.02. Additionally, Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed by the sole member of Purchaser, which shall include, (i) copies of the certificate of formation and operating agreement or limited liability company agreement of Purchaser, (ii) copies of resolutions of the sole member of Purchaser approving the execution, delivery, and performance of this Agreement, and (iii) incumbency certificates setting forth the names, offices, and signatures of any officer or other person signing on behalf of Purchaser.

            6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            6.06 Deliveries. Purchaser shall have executed and delivered to Sellers the Assumption Agreement and the other Assumption Instruments.

            6.07 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.07 shall have been obtained and shall be in full force and effect.

            6.08 Financing. Purchaser shall have paid off amounts of principal and current interest due and owing to each of the banks and other Persons listed on Schedule 2.05(c) as updated immediately prior to the Closing. Any amount other than principal and interest shall be paid by Sellers.

                                   ARTICLE VII

                               SURVIVAL; INDEMNITY

            7.01 Survival of Representations, Warranties, Covenants and Agreements. (a) The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement, any Operative Agreement or any certificate delivered by Sellers hereunder will survive the Closing until eighteen months from the Closing Date, except that (i) any covenant or agreement which by its terms is to be performed in whole or in part after the Closing Date, until 30 days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; and (ii) any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if an Indemnity Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under
Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VII.

            (b) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Sellers are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets or other properties of the Business, except those representations and warranties contained in Article
II. It is understood that, except to the extent otherwise expressly provided herein, Purchaser takes the Assets "as is" and "where is". In particular, Sellers make no representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Business which has been provided to Purchaser. With respect to any such projection or forecast delivered by or on behalf of Sellers to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Sellers with respect thereto.

            7.02 Indemnification. (a) Subject to paragraph (c) of this Section and the other Sections of this Article VII, Sellers shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or, arising out of (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement, any Operative Agreement or any certificate delivered by Sellers hereunder, (ii) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Sellers in connection with any of the transactions contemplated hereby, (iii) any employee plan established or maintained by Sellers (other than the Health Plan), (iv) any failure by Sellers to comply with Section 11.02, or (v) a Retained Liability.

            (b) Subject to the other Sections of this Article VII, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or, arising out of (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, (ii) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Purchaser in connection with any of the transactions contemplated hereby and (iii) an Assumed Liability.

            (c) Notwithstanding anything to the contrary contained in this Agreement, except with regard to taxes and except in the event of fraud or intentional or willful misrepresentation (for which no limit shall exist), no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) of Section 7.02:

            (i) (A) unless, with respect to any claim or recurring system-wide claims, such claim or recurring system-wide claims involves Losses in excess of $10,000;

                  (B) unless, until and then only to the extent that the Indemnified Party has suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $200,000;

                  (C) if and to the extent that the aggregate amount of payments to the Purchaser Indemnified Parties in respect of claims made under such paragraph would exceed $5,000,000; and

                  (D) unless the Indemnified Party has given the Indemnifying Party an Indemnity Notice, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto,
      (x) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (y) in any event prior to eighteen months from the Closing Date;

            (ii) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or

            (iii) to the extent it arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing.

            7.03 Method of Asserting Claims. (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under this
Section 7.03 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any of its Affiliates (a "Third Party Claim"), then such Indemnified Party shall give written notice (accompanied by a copy of all papers served, if any) to the Indemnifying Party of such Third Party Claim, provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.03, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the Indemnifying Party will have the right to assume and control the defense of such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the sole discretion of the Indemnifying Party; provided that the reasonable consent of the Indemnified Party shall not be required in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full. If the Indemnifying Party timely elects to assume and control the defense of such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense of such Third Party Claim; provided that the Indemnified Party may participate in such defense at the Indemnified Party's expense. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, it will not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such claim.

            (b) In the event of any claim or demand, including Third Party Claims, in respect of which an Indemnified Party might seek indemnity under this
Section 7.03, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within 30 day period following its receipt of such Indemnity Notice (the "Dispute Period") as to whether the Indemnifying Party disputes its liability to the Indemnified Party hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Section
7.03 and the Indemnifying Party shall pay the amount of such Loss, when it has been finally determined, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days following the Indemnified Party's receipt of a written notice from the Indemnifying Party disputing such claim, such dispute shall be finally settled by arbitration in accordance with paragraph (c) of this Section 7.03.

            (c) Any dispute submitted to arbitration pursuant to this Section
7.03 shall be finally and conclusively settled by the decision of a board of arbitration consisting of three members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within 20 days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall meet in New York, New York or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. It is the intent of the parties hereto that, barring extraordinary circumstances, decisions of the Board of Arbitration shall be rendered no more than 30 days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such 30 calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the Indemnifying Party and the Indemnified Party in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to the Indemnified Party bears to the portion of such claim determined not to be so payable.

            (d) In the event of any claim for indemnity under Section 7.01(a)(i), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Companies and Subsidiaries in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article VII.

            7.04 Exclusivity. (a) Except as otherwise provided herein, after the Closing, to the extent permitted by Law, the indemnities set forth in this
Article VII shall be the exclusive remedies of Purchaser and Seller for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                  ARTICLE VIII

            8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

            (b) at any time on or prior to February 27, 2002, by Purchaser upon notification to Sellers, in the event that Purchaser is not reasonably satisfied with the results of its due diligence investigation of the Business;

            (c) at any time before the Closing, by Sellers or Purchaser, in the event that any Order or Law becomes effective enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby, upon notification of the non-terminating party by the terminating party; or

            (d) at any time after March 15, 2002 by Sellers or Purchaser (including, without limitation, in accordance with Section 9.03) upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

            8.02 Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except as provided in paragraph (b) below and the next succeeding sentence, and except that the provisions with respect to expenses in Section 11.04 and confidentiality in Section 11.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 8.01, Sellers and Purchaser will remain liable to the other for any willful breach of Section 4.06 by either Sellers or Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

            (b) If this Agreement is validly terminated by Purchaser pursuant to
Section 8.01(b) or Section 9.03, Sellers shall be entitled to retain the initial $125,000 Deposit Amount. If this Agreement is validly terminated by Sellers or Purchaser pursuant to Section 8.01(d) and at the time of such termination, Purchaser is in breach of this Agreement, Sellers shall be entitled to retain the full $250,000 Deposit Amount; provided that, if Purchaser is not then in breach of this Agreement, Sellers shall promptly cause the Escrow Agent to refund the full $250,000 Deposit Amount to Purchaser. If this Agreement is validly terminated by either party for any other reason, Sellers shall promptly cause the Escrow Agent to refund the full $250,000 Deposit Amount to Purchaser. The parties acknowledge that any Deposit Amount retained by Sellers shall be retained as a termination fee to reimburse Sellers for, among other things, their costs and expenses incurred in the transaction contemplated hereby.

                                   ARTICLE IX

                                  OTHER MATTERS

            9.01 Employee Matters. (a) The parties hereto intend that there shall be continuity of employment with respect to all of the employees of the Business. Purchaser shall offer employment, commencing on the Closing Date, to all employees listed on Schedule 9.01(a), including those on vacation, leave of absence, disability or layoff, who were employed by the Business immediately prior to Closing (the "Offered Employees"), on the same terms (including salary, fringe benefits, job responsibility and location as described on Schedule 9.01(a)) as those provided to such employees by the Sellers immediately prior to Closing. Those persons who accept Purchaser's offer of employment and commence working with Purchaser on the Closing Date shall hereafter be referred to as "Transferred Employees." Prior to, or in connection with, the Closing, Purchaser shall take no action to cause the Sellers or the Business to terminate the employment of any employee of the Business, and neither any Seller nor the Business shall be under any obligation to terminate any employee of the Business prior to or on the Closing Date. Purchaser shall be liable for any amounts to which any employee of the Business becomes entitled under any benefit or severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of, or in connection with, the sale of the Business hereunder. Purchaser shall (i) assume any and all liabilities and obligations of Sellers and its affiliates under any employment agreements (the "Employment Agreements") between Sellers or any of their affiliates and any of the Offered Employees, except those liabilities and obligations arising out of any defaults by Sellers under such Employment Agreements and (ii) indemnify Sellers for any and all liabilities and obligations relating to the Employment Agreements, except those liabilities and obligations arising out of any defaults by Sellers under such Employment Agreements. Each Transferred Employees shall continue to participate in all of the benefit plans, programs and policies under the Health Plan.

            (b) Immediate Participation in Purchaser's 401(k) Plan Fortress shall, with respect to the Transferred Employees who are participants in The Fortress Group, Inc. 401(k) Profit Sharing Plan (the "Fortress 401(k) Plan"), contribute and allocate to the accounts of such participants all employer contributions (including matching contributions with respect to all employee contributions and salary deferrals) for the portion of the current plan year ending on the Closing Date that would otherwise have been made to the Fortress 401(k) Plan for the current 2002 plan year but for the transactions contemplated hereby, without regard to any year of service or last day of year active participant requirements. Fortress shall cause the accounts of all participants in the Fortress 401(k) Plan to be fully vested as of the Closing Date. As of the Closing, Purchaser (i) shall cause all full time Transferred Employees to be eligible to commence participation in The Baker Companies 401(k) Plan (the "Purchaser's 401(k) Plan"), and (ii) shall provide each Transferred Employee with the option to transfer such Transferred Employee's account balance to the Purchaser's 401(k) Plan.

            (c) Welfare Plans -- Claims Incurred; Pre-Existing Conditions; COBRA. The Sellers shall retain responsibility for and continue to pay all life insurance, disability and other welfare plan expenses and benefits (other than under the Health Plan) for each Transferred

Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date, subject to the terms of Sellers' welfare plans. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, and, in the case of long-term disability benefits, when the disability occurs. With respect to any welfare benefit plans (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Purchaser for the benefit of Transferred Employees on and after the Closing Date, Purchaser shall (i) cause there to be waived any pre-existing condition limitations and
(ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Sellers (and its affiliates) for their benefit immediately prior to the Closing Date. Purchaser shall assume, be responsible for, and indemnify Sellers for, any and all obligations to provide continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") for any Offered Employees which (i) arises on or after the Closing Date or (ii) arises, or may be deemed to exist or arise, as a result of, or in connection with, the sale of the Business hereunder.

            (d) Recognition of Company Service. Purchaser shall cause the Transferred Employees who become employees of Purchaser or its Affiliates to receive credit for all of their service prior to the Closing Date, as applicable, under all programs, and policies sponsored by Purchaser for the benefit of employees generally. Except as otherwise herein provided, such prior service shall be credited for both eligibility and vesting purposes, and for purposes of any benefit schedule based on service (e.g. for vacation pay, sick days and personal days).

            (e) Employment Agreements. Sellers hereby acknowledge that Purchaser has entered into discussions and negotiations with the following individuals regarding their proposed employment with Purchaser following the Closing Date:
Francis Iacobucci Jr. and Raymond Iacobucci. If this Agreement is terminated and the transactions contemplated hereby are abandoned, Purchaser will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, employing, engaging or seeking to employ or engage the individuals listed in the first sentence of this paragraph. Any employment agreement entered into between any such individual and Purchaser prior to the Closing Date shall contain an express provision providing for the termination of such employment agreement in the event of the termination of this Agreement.

            9.02 Warranty Matters. (a) Except as provided in the second sentence of paragraph (b) below, Purchaser shall be responsible for all customer warranty obligations with respect to construction work performed on homes (whether closed prior to, on, or after the Closing Date) and product liabilities and other similar claims arising out of events occurring prior to, on, or after the Closing Date.

            (b) At the Closing, Sellers will deliver to Purchaser a list, which shall be attached to Schedule 9.02(b), of each home under which the Sellers maintain a standard one-year customer warranty policy. In the event that, at any time prior to the first anniversary of the

Closing Date, a customer warranty claim under the standard one-year customer warranty policy is asserted with respect to any home not disclosed on Schedule 9.02(b), Sellers shall indemnify Purchaser for such claim.

            9.03 Title Commitment; Transfer Tax. (a) Sellers have delivered to Purchaser, or shall deliver or cause to be delivered to Purchaser within 15 Business Days from the date hereof, or as soon as reasonably possible thereafter, all preliminary title reports, land surveys, subdivision plats and other title materials (collectively, the "Preliminary Title Reports") covering each parcel of Real Property owned by Sellers and described on Schedules 1.01(a)(i) and 1.01(a)(vii)(1) hereof, including at a minimum a commitment for an owner's policy of title insurance, covering each such parcel of Real Property (collectively, the "Title Commitments") issued by Chicago Title Insurance Company or an agent thereof (the "Title Company"), together with complete and legible copies of all written covenants, restrictions, easements and other matters that are listed as exceptions thereon. Purchaser or Sellers may obtain updates of the Title Commitments prepared by the Title Company up to and including the Closing Date (each, a "Title Update"). If any such Title Update is obtained, the Title Company shall furnish copies of each such update to both Purchaser and Sellers, together with complete and legible copies of all written covenants, restrictions, easements, encumbrances and other matters that are listed as exceptions thereon. All title matters reflected in a Title Commitment or a Title Update that are not reasonably objected to by Purchaser within 5 Business Days of Purchaser's receipt of such Title Commitment or Title Update, as the case may be, to Purchaser shall be deemed approved by Purchaser and shall be deemed Permitted Encumbrances. If Purchaser does so reasonably and timely object to any such matter appearing on a Title Commitment or a Title Update, Sellers shall in good faith use commercially reasonable efforts to cause such matter to be resolved or insured over with the reasonable consent of Purchaser prior to the Closing Date or, if such matter cannot be resolved by the Closing Date, Purchaser shall have the right (i) to exclude the applicable parcel from the Real Property and such parcel shall be treated as an Excluded Asset, or (ii) if such parcel of Real Property is listed on Schedule 9.03(a), to terminate this Agreement on or after March 15, 2002 in accordance with Section 8.01(d) if such matter has not been resolved or insured over prior thereto.

            (b) At the Closing, Purchaser shall be entitled to receive an owner's policy of title with all customary endorsements reasonably requested by Purchaser issued by the Title Company (for each parcel, the "Title Policy"), with all Schedule B requirements to effectiveness satisfied, free and clear of all Encumbrances (except for the Permitted Encumbrances), showing fee simple title of the Real Property vested in Purchaser, together with copies of all recorded documents evidencing title exceptions raised in Schedule B of the Title Policy. Such Title Policy shall be obtained at Purchaser's cost. Sellers will execute any and all documents reasonably necessary to enable the Title Company to eliminate mechanic's liens as an exclusion from each Title Policy for each parcel of Real Property. In the event that Sellers are unable to or fail to deliver a Title Policy in accordance with the first sentence of this paragraph
(b), Purchaser shall have the right (i) to exclude the applicable parcel from the Real Property and such parcel shall be treated as an Excluded Asset, or (ii) if such parcel of Real Property is listed on Schedule 9.03(a), to terminate this Agreement on or after March 15, 2002 in accordance with Section 8.01(d) if such Title Policy has not been delivered prior hereto.

            (c) In the event that Purchaser elects to exclude any parcel of Real Property listed on Schedule 9.03(a) pursuant to paragraph (a) or (b) above, then notwithstanding the satisfaction in full of each condition to Closing contained in Article VI, Sellers shall have the option, in lieu of proceeding with the Closing, of terminating this Agreement on or after March 15, 2002.

            (d) All taxes, conveyances, deed stamps and recording charges due in connection with the conveyance, assignment, or transfer of the Assets in (i) the Commonwealth of Pennsylvania shall be borne equally by Sellers and Purchaser and
(ii) the State of New Jersey shall be borne by Sellers. The conveyance tax referenced in this paragraph (d) shall be allocated to each project listed in
Schedule 9.03(a) based upon (i) Sellers' book value of such project as of December 31, 2001 with respect to each parcel of real property located in the State of New Jersey and (ii) an assessment of each parcel of real property, such assessment to be mutually agreed to by Sellers and Purchaser, with respect to real property located in the Commonwealth of Pennsylvania.

            9.04 Release of Performance Bonds. By June 30, 2002, Purchaser shall arrange with the appropriate Governmental or Regulatory Authority in the Commonwealth of Pennsylvania and the State of New Jersey for the exchange of all outstanding Performance Bonds as set forth on Schedule 2.19 for a performance bond or other appropriate security of Purchaser to effect the release of Fortress from all outstanding obligations associated with the Performance Bonds.

                                    ARTICLE X

                                   DEFINITIONS

            10.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

            "Accounts Payable" has the meaning ascribed to it in Section 1.02(a)(ii).

            "Accounts Receivable" has the meaning ascribed to it in Section 1.01(a)(iv).

            "Accrued Expenses" has the meaning ascribed to it in Section 1.02(a)(v).

            "Actions or Proceedings" means any action, litigation, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation (in each case whether civil, criminal, administrative or judicial).

            "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

            "Agreement" means this Asset Purchase Agreement and the Schedules, as the same shall be amended from time to time.

            "Assets" has the meaning ascribed to it in Section 1.01(a).

            "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

            "Assignment Instruments" has the meaning ascribed to it in Section 1.05.

            "Assumed Liabilities" has the meaning ascribed to it in Section 1.02(a).

            "Assumption Agreement" has the meaning ascribed to it in Section
1.05.

            "Assumption Instruments" has the meaning ascribed to it in Section 1.05.

            "Board of Arbitration" has the meaning ascribed to it in Section 7.03(c).

            "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, operating data and plans and environmental studies and plans.

            "Building Materials and Equipment" has the meaning ascribed to it in
Section 1.01(a)(iii).

            "Business" has the meaning ascribed to it in the forepart of this Agreement.

            "Business Books and Records" has the meaning ascribed to it in
Section 1.01(a)(xv).

            "Business Contracts" has the meaning ascribed to it in Section 1.01(a)(vii).

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New Jersey, Pennsylvania, Virginia or New York are authorized or obligated to close.

            "Business Licenses" has the meaning ascribed to it in Section 1.01(a)(x).

            "Cash" has the meaning ascribed to it in Section 1.01(a)(xiii).

            "Cash Escrows" has the meaning ascribed to it in Section
1.01(a)(xiv).

            "Charlestown Oaks Project" has the meaning ascribed to it in Section 1.02(b)(ii).

            "Closing" means the closing of the transactions contemplated by
Section 1.05.

            "Closing Date" means (i) February 28, 2002, or (ii) if any of the conditions to Closing listed in Article V or VI have not been satisfied or waived, then the second Business Day following the day on which the last of such conditions is obtained or waived.

            "COBRA" has the meaning ascribed to it in Section 9.02(c).

            "Condition of the Business" means the business, financial condition, results of operations and Assets and Properties of the Business.

            "Confidentiality Agreement" has the meaning ascribed to it in
Section 11.05(b).

            "Construction" has the meaning ascribed to it in the forepart of this Agreement.

            "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

            "December Balance Sheet" has the meaning ascribed to it in Section 2.05(a).

            "Departments" has the meaning ascribed to it in Section 11.02.

            "Deposits" has the meaning ascribed to it in Section 1.01(a)(xii).

            "Deposit Amount" and "Deposit Amounts" have the meanings ascribed to them in Section 1.04.

            "Dispute Period" has the meaning ascribed to it in Section 7.03(b).

            "Employee" means each employee, officer or consultant of any Seller engaged primarily in the conduct of the Business.

            "Employment Agreements" has the meaning ascribed to it in Section 9.01(a).

            "Encumbrance" means any restriction, lease, easement, right-of-way or similar item encumbering real estate.

            "Environmental Law" means any Law or Order relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, use, treatment, storage, disposal, or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

            "Environmental Reports" has the meaning ascribed to it in Section 2.16.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

            "Excluded Books and Records" has the meaning ascribed to it in
Section 1.01(b)(ii).

            "Financial Statements" has the meaning ascribed to it in Section
2.05.

            "Fortress" has the meaning ascribed to it in Section 1.01(a)(xii).

            "Fortress 401(k) Plan" has the meaning ascribed to it in Section 9.01(b).

            "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

            "General Assignment" has the meaning ascribed to it in Section 1.05.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

            "Health Plan" has the meaning ascribed to it in Section
1.02(a)(viii).

            "Improvements" has the meaning ascribed to it in Section 1.01(a)(i).

            "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            "Indemnified Party" means any Person claiming indemnification under any provision of Section 7.02.

            "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Section 7.02.

            "Indemnity Notice" means written notification pursuant to Section
7.02 of a claim for indemnity thereunder by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

            "Intellectual Property" means all patents, trademarks, trade names, service marks, service names, inventions, copyrights, internet domain names and addresses, building plans, building systems and procedures and CAD plans.

            "Knowledge of Sellers" means the actual knowledge of any of the following individuals: George Yeonas, Jeffrey Shirley, Frank Iacobucci Jr., Raymond Iacobucci, William Redican or Stuart Schoubacher.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise).

            "Licenses" means all licenses, permits, zoning approvals, subdivision approvals and all other land use approvals for the Real Property, certificates of authority, authorizations, approvals and registrations, franchises granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

            "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

            "Offered Employees" has the meaning ascribed to it in Section
9.01(a).

            "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments.

            "Order" means any writ, judgment, decree, injunction, stop order, cease or desist order or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Other Balance Sheet Assets" has the meaning ascribed to it in
Section 1.01(a)(xvi).

            "Performance Bonds" has the meaning ascribed to it in Section 2.19.

            "Permitted Encumbrances" means: (i) the Real Property Leases; (ii) Encumbrances waived in writing by Purchaser; and (iii) Encumbrances (which are not Liens) appearing in Schedule B [Section 2] of the Title Policies delivered to Purchaser pursuant to this Agreement. For purposes of clarification, standard exceptions shall be deemed Permitted Encumbrances.

            "Permitted Lien" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect any single project.

            "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Personal Property Leases" has the meaning ascribed to it in Section 1.01(a)(vi).

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, unemployment or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Preliminary Title Reports" has the meaning ascribed to it in
Section 9.03(a).

            "Prepaid Expenses" has the meaning ascribed to it in Section 1.01(a)(viii).

            "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

            "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

            "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

            "Purchaser's 401(k) Plan" has the meaning ascribed to it in Section 9.02(b).

            "Real Property" has the meaning ascribed to it in Section
1.01(a)(i).

            "Real Property Leases" has the meaning ascribed to it in Section 1.01(a)(ii).

            "Representatives" has the meaning ascribed to it in Section 4.02.

            "Retained Intellectual Property" has the meaning ascribed to it in
Section 1.01(b)(iii).

            "Retained Liabilities" has the meaning ascribed to it in Section 1.02(b).

            "Sellers" has the meaning ascribed to it in the forepart of this Agreement.

            "Seller Indemnified Parties" means Sellers and their respective officers, directors, employees, agents and Affiliates.

            "Schedules" mean the schedules delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

            "Severance Obligations" has the meaning ascribed to it in Section 9.01(a).

            "Tangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(v).

            "taxes" has the meaning ascribed to it in Section 2.06.

            "Third Party Claim" has the meaning ascribed to it in Section
7.03(a).

            "Title Company" has the meaning ascribed to it in Section 9.03(a).

            "Title Policy" has the meaning ascribed to it in Section 9.03(b).

            "Title Update" has the meaning ascribed to it in Section 9.03(a).

            "Transferred Employees" has the meaning ascribed to it in Section 9.01(a).

            "Transferred Intellectual Property" has the meaning ascribed to it in Section 1.01(a)(ix).

            "Transition Agreement" has the meaning ascribed to it in Section
1.05.

            "Vehicles" has the meaning ascribed to it in Section 1.01(a)(xi).

            (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, the terms "Article" or "Section" refer to the specified Article or Section of this Agreement and the phrase "ordinary course of business" refers to the business of Seller in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

            If to Purchaser, to:

            Baker Companies, Inc.
            485 Washington Avenue
            Pleasantville, New York  10570
            Facsimile No.:  (914) 747-9275
            Attn:  Marcus Baker

            with a copy to:

            Kleban & Samor, P.C.
            P.O. Box 763
            2425 Post Road
            Southport, CT  06490
            Facsimile No.: (203) 259-9617
            Attn:  Leonard C. Blum, Esq.
                   Thomas E. Dardani, Esq.

            If to any Seller, to:

            The Fortress Group, Inc.
            1650 Tysons Blvd.
            Suite 600
            McLean, Virginia  22102
            Facsimile No.:  (703) 442-7730
            Attn:  Mr. George Yeonas

            with copies to:

            Lazard Freres Real Estate Investors L.L.C.
            30 Rockefeller Plaza, 50th Floor
            New York, NY  10020
            Facsimile No.: (212) 332-5980
            Attn:  Mr. Andrew Zobler, Chairman of Fortress' Planning Committee

            Milbank, Tweed, Hadley & McCloy LLP
            1 Chase Manhattan Plaza
            New York, NY  10005
            Facsimile No.: (212) 530-5219
            Attn:  Dennis F. Dunne, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            11.02 Bulk Sales Act. (a) Sellers shall give all notices to the Pennsylvania Department of Revenue and Pennsylvania Department of Labor and Industry (the "Departments") that are required pursuant to applicable Pennsylvania bulk sales laws at least ten (10) days prior to the Closing Date and shall deliver to Purchaser all clearance certificates received from the Departments. Sellers shall indemnify, defend and hold harmless Purchaser from and against any and all cost, claim, loss, liability or expense (including reasonable attorneys' and other professional fees) arising out of the failure of Sellers to comply with the preceding sentence. Sellers agree that, at the Closing, Purchaser shall be entitled to deposit in escrow with Purchaser's title insurance company, as security for such indemnification, a portion of the Purchase Price in an amount equal to the average of the amount of taxes determined by Sellers' independent certified public accountant, on the one hand, and Purchaser's independent certified public accountant, on the other (such determination to be made on or prior to February 27, 2002), to be due or to become due by Sellers to the Commonwealth of Pennsylvania as of the Closing Date or as a result of the transaction contemplated hereby. The provisions of this Section survive Closing.

            (b) The parties agree to submit the appropriate notification to the State of New Jersey, Department of Treasury, Division of Taxation with regard to this bulk sale. Purchaser shall submit such notification and Sellers agree to cooperate with Purchaser in completing and filing such notice. Such notice to be provided at least ten (10) days prior to Closing. Sellers shall be responsible for any and all taxes imposed by the State of New Jersey in accordance with such sale.

            11.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain Confidentiality Agreement, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

            11.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

            11.05 Public Announcements; Confidentiality. (a) Sellers and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed.

            (b) Purchaser hereby confirms the continued effectiveness of the confidentiality agreement signed by Purchaser and UBS Warburg LLC on behalf of Fortress, effective as of September 5, 2001(the "Confidentiality Agreement")

            11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            11.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 7.02.

            11.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby,

(a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

            11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                        By Purchaser:


                                        BAKER RESIDENTIAL OF PENNSYLVANIA LLC


                                        By:  BAKER RESIDENTIAL LIMITED
                                             PARTNERSHIP

                                        By:  BAKER COMPANIES, INC.
                                             Its Managing General Partner


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By Sellers:


                                        FORTRESS PENNSYLVANIA, LLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        F.P. CONSTRUCTION CORP.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

The Fortress Group, Inc., the owner of all of the outstanding membership interests of Fortress PA and an indirect owner of all of the capital stock of Construction, irrevocably and unconditionally guarantees, as and for its own obligation, the due and punctual performance of all obligations of Sellers whatsoever arising under the Agreement in accordance with its terms and condition, including any duty of Sellers to satisfy damages or liabilities (the "Guaranty"). If Sellers default in performance of their obligations under the Agreement, Fortress shall pay to Purchaser all damages, costs, and expenses that Purchaser is entitled to recover from Sellers by reason of such default. This Guaranty shall continue in force until all obligations of Sellers under the Agreement have been satisfied or until Sellers' liability to Purchaser under the Agreement has been completely discharged, whichever first occurs. Fortress shall not be discharged from liability hereunder so long as any claim by Purchaser against Sellers under this Agreement remains outstanding. This Guaranty shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.



THE FORTRESS GROUP, INC.


By:
   -----------------------------
   Name:
   Title: